EXHIBIT 99.1

2Q22 Earnings Considerations

To give perspective regarding market and planned factors affecting 2Q 2022 results, we are providing the following summary of factors management believes will impact 2Q 2022 results relative to 1Q 2022 results. These factors are generally limited to market dynamics, seasonal patterns, and planned activities. This list is not meant to be a comprehensive list of all changes between 1Q 2022 results and 2Q 2022 results or to provide an estimate of 2Q 2022 results for the Corporation. For example, the seasonality of base operating expenses (which are typically higher in the second quarter than in the first), unscheduled downtime, impacts from foreign exchange fluctuation, and other factors are not included below. Further, this list may not account for all adjustments and charges required to fully reflect the changes in industry conditions.

$ billions	Upstream	Energy Products	Chemical Products	Specialty Products	Corp & Fin	Total
1Q22 earnings / (loss), U.S. GAAP	4.5	(0.2)	1.4	0.5	(0.7)	5.5

1Q22 identified items
Impairments	(2.9)				(0.1)	(3.0)
Other	(0.4)					(0.4)

1Q22 earnings / (loss) excluding identified items	7.7	(0.2)	1.4	0.5	(0.6)	8.8

Due to rounding, numbers presented above may not add up precisely to the totals indicated.

Estimated effects of market factors impacting 2Q22 results
Change in liquids prices	1.0 - 1.4
Change in gas prices	1.5 - 1.9
Change in industry margins		4.4 - 4.6	(0.1) - 0.1	(0.1) - 0.1
Change in unsettled derivatives (mark-to-market)	0.0 - 0.2	0.7 - 0.9

Estimated effects of planned and seasonal factors, and other items impacting 2Q22 results
Change in scheduled maintenance	(0.3) - (0.1)	(0.1) - 0.1	(0.1) - 0.1	(0.1) - 0.1
Change in seasonal gas demand	(0.3) - (0.1)
Absence of 1Q22 weather-related impacts	0.2 - 0.3
Day effect (additional day in 2Q22 versus 1Q22)	~0.1	~0.1
Russia production impact	(0.2) - (0.1)

Identified Items
Announced U.S. divestment	0.2 - 0.4

This information is only intended to provide additional information regarding current estimates of certain limited market and planned factors management believes will likely affect results for 2Q 2022 relative to 1Q 2022 to assist investors, analysts and others in formulating their own estimates. It is not intended to be a comprehensive presentation of all factors that will affect the Corporation’s sequential results or to provide an estimate of the Corporation’s 2Q 2022 results. Actual results and the impact of factors identified here may vary depending on the impact of other factors not identified here and are subject to finalization of the Corporation’s financial reporting process for 2Q 2022. Further, this list may not account for all adjustments and charges required to fully reflect the changes in industry conditions. For more information regarding the Product Solutions segments, including Energy Products, Chemical Products and Specialty Products, see Form 8-K filed on June 17, 2022.

Outlooks, estimates, projections and other statements of future financial impacts of certain factors as provided in this publication are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual future impacts of these certain factors for 2Q 2022 may vary from our estimates for a number of reasons, including additional unidentified factors related to: sales volume and sales mix numbers; supply and demand imbalances; regional pricing differentials and refining and chemical margins; global and regional hostilities, war, terrorism, or civil unrest and its impact on markets and our assets around the world; resolution of trading and derivative positions for the quarter; price impacts and the broader government responses to public health events; supply chain disruptions; planned cash and operating expense reductions; total capital expenditures and mix; maintenance costs and incidents; production shut-ins and mix; financing costs; the resolution of any contingencies and uncertain tax positions; environmental expenditures; impact of fiscal, contractual, and commercial terms applicable to the quarter; the outcome of commercial negotiations related to the quarter; the timing and regulatory approval of any acquisitions or divestments; regional differences for product demand; changes in consumer behavior; changes in regulatory policies and any associated liabilities; changes in asset valuation or estimates of fair value as of a certain date; updates or corrections of any estimate used herein; and other market conditions in the oil, natural gas, petroleum, and petrochemical industries. Furthermore, additional factors may exist that will be relevant to 2Q 2022 results that are not currently known or fully understood, including our participation in joint ventures or developments operated by third parties and other factors cited in Item 1A. Risk Factors of our most recent Annual and Quarterly Reports available on the Investors page of our website at www.exxonmobil.com. All forward-looking statements and the assumptions in this filing speak only as of the date hereof. We do not assume or undertake any obligation to update these forward-looking statements or assumptions as of any future date. Any future update or expansion of the forward-looking statements in this filing will be provided only through a public disclosure indicating that fact.

Earnings / (loss) excluding identified items is defined as earnings / (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $250 million in a given quarter. The earnings impact of an identified item for an individual segment may be less than $250 million when the item impacts several periods or several segments. Earnings / (loss) excluding identified items does include non-operational earnings events or impacts that are below the $250M threshold utilized for identified items. When the effect of these events are material in aggregate, they are indicated in analysis of period results as part of quarterly earnings press release and teleconference materials. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The Corporation believes this view provides investors increased transparency into business results and trends and provides investors with a view of the business as seen through the eyes of management. Earnings excluding Identified Items is not meant to be viewed in isolation or as a substitute for net income (loss) attributable to ExxonMobil as prepared in accordance with U.S. GAAP.

In accordance with Regulation FD, we are hereby providing notice that the Company currently intends to furnish its second quarter 2022 financial results both (1) by posting them on our website at www.exxonmobil.com and (2) in a filing on Form 8-K in the Securities and Exchange Commission EDGAR system, each at approximately 5:30 a.m. CT Friday, July 29, 2022. In the event that the EDGAR system experiences technical difficulties or the Company is unable to successfully complete its 8-K filing at the intended time, investors and the public should look for this information at that time on our website. In case of a failed filing, the Company intends to furnish the information on EDGAR as soon as possible after 5:30 a.m. CT Friday, July 29, 2022.
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